UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 20, 2008
G&K Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN	55343

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 912-5500
n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)	On May 20, 2008, G&K Services, Inc. announced the addition of Ms. Lynn Crump-Caine to its Board of Directors as a Class I director. A press release regarding this announcement is furnished as Exhibit 99.1 hereto. G&K Services has not yet determined on which of its board’s committees Ms. Crump-Caine will serve.

Ms. Crump-Caine joins G&K Services with more than 30 years of business leadership experience. Most recently, in 2004, Ms. Crump-Caine founded Outsidein Consulting and she has served as its Chief Executive Officer since then. Outsidein Consulting strives to assist leaders drive business results through executive coaching, leadership team development, culture shaping and strategic planning. Between 1974 and her retirement in 2004, Ms. Crump-Caine served in various executive capacities with the McDonald’s Corporation, including as its Executive Vice President, Worldwide Operations and Restaurant Systems (between 2002 and 2004), its Executive Vice President, U.S. Restaurant Systems (between 2000 and 2002), and its Senior Vice President, U.S. Operations (between 1998 and 2000). In addition to the boards of various other for and non-profit organizations, Ms. Crump-Caine serves on the board of Krispy Kreme Doughnuts, Inc., where she serves on this board’s compensation and governance committees.

In connection with Ms. Crump-Caine’s appointment to the G&K Services’ board, in accordance with the company’s established polices, she will be granted an option to purchase 3,000 shares of the company’s Class A Common Stock at $34.19, the closing price for such shares on the grant date. The option shall have a term of ten years and shall vest in three equal annual installments, commencing on the first anniversary of the date of issuance, subject to Ms. Crump-Caine’s continued service as a director.

There are no arrangements or understandings between Ms. Crump-Caine and any other persons pursuant to which she was selected as a director.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G&K SERVICES, INC.

Date: May 22, 2008	By	/s/ Jeffrey L. Cotter
Jeffrey L. Cotter
	Its	Director of Legal Services and Corporate Secretary